Exhibit 10.1

December 16, 2014

Dear David:

This letter (this “Letter”) is intended to confirm our discussions regarding your separation from service as an employee of XO Group Inc. (the “Company”) as a result of the successful completion of your transitional duties and anticipated resignation from your position as Co-Founder, all as identified in that certain employment letter agreement with the Company dated April 16, 2014 (the “Prior Agreement”).

1.                  Separation from Service as Employee; Continued Service as Director.

(a)                Separation from Service as Employee. As discussed, effective as of December 15, 2014 (the “Separation Date”), you will step down as Co-Founder, and will separate from service as an employee of the Company and from all other officer and employee positions with the Company and any of its affiliates. In connection with the foregoing, you will be entitled to the payments identified in Paragraph 2 below.

(b)               Continued Service as a Director. As also discussed, your resignation as an employee shall not also constitute a resignation from the Board of Directors of the Company (the “Board”), and as such, effective as of the Separation Date you will be a non-employee member of the Board. Accordingly, this Letter confirms that beginning immediately upon your Separation Date, you will be compensated in the same amount and in the manner as all other current non-employee members of the Board are compensated (e.g., quarterly fees paid in arrears, including a prorated portion of such fees for the calendar quarter in which the Separation Date occurs). In connection with your Board membership, you shall continue to have access to your “the Knot” and “XO Group” email accounts, and any other intellectual property that is relevant to your position in your capacity as a member of the Board.

2.                  Separation Payments and Benefits.

(a)                Separation Payments and Benefits. In consideration for your successful completion of your transition duties and for your execution, delivery, and non-revocation of a release of claims in the form attached hereto as Exhibit 1 (the “Release”), you will be entitled to the following payments and benefits:

(i)                 Notwithstanding any provision of the Company’s annual bonus plan for 2014 requiring participants therein to remain employed through the date annual bonuses would be paid, in 2015, 75% in shares of Common Stock of the Company (“Company Stock”), and 25% in cash, you will be entitled to receive the full amount of the annual bonus the Company has estimated in good faith you would otherwise be paid in 2015, equal to $443,113 (the “2014 Bonus Payment”). The 2014 Bonus Payment will be paid to you, in cash, within ten (10) business days following your Separation Date.

(ii)               Notwithstanding any provision of the Company’s 2009 Stock Incentive Plan and the applicable restricted stock award agreement granted thereunder, effective on the Separation Date, (x) 6,875 shares of restricted Company Stock that otherwise would have become vested in February 2015, and (y) 8,333 shares of restricted Company Stock that otherwise would have become vested in March 2015, shall in each case become immediately vested. For the avoidance of doubt, except as provided in the immediately preceding sentence, all unvested and outstanding awards of restricted Company Stock that you currently hold shall terminate immediately upon your Separation Date.

(iii)             If you timely elect continuation coverage (with respect to your coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconcili-ation Act of 1986 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, then the Company shall pay you, on a monthly basis, the monthly cost of COBRA Continuation Coverage during the twenty-four (24)-month period following the Separation Date (or until such earlier date, if any, on which you obtain comparable health insurance coverage from another employer).

(b)               Accrued Rights. Within ten (10) business days after your Separation Date you will receive payment of all unpaid base salary accrued through the Separation Date, and shall receive reimbursement of all business expenses, if any, you may have incurred in accordance with the Company’s policy as currently in effect, and such reimbursements shall be paid in accordance with the applicable provisions of your Prior Agreement as set forth therein under the heading “Compliance With Section 409A of the Internal Revenue Code.”

3.                  Indemnification. As a former officer of the Company, you shall be entitled to all rights to indemnification that currently apply to officers under the Company’s charter and bylaws with respect to your period of service with the Company as an officer and, without limiting the generality of the foregoing, the Company shall maintain rights to indemnification and coverage under officers’ liability insurance for actions and omissions occurring prior to the Separation Date on terms no less favorable than those in effect from time to time for officers of the Company generally.

4.                  Non-Disclosure, Non-Competition and Non-Solicitation Agreement. You hereby acknowledge and agree that you shall continue to bound by the terms of the Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated November 5, 2008 between you and the Company (the “Restrictive Covenants Agreement”). This Paragraph 4 and the Restrictive Covenants Agreement shall survive the termination or expiration of this Letter. For the avoidance of doubt, the two (2)-year periods referenced in Sections 3, 4 and 5 of the Restrictive Covenants Agreement shall begin to run beginning on the Separation Date. For the avoidance of doubt, however, you shall be free to (x) pursue and perform other business opportunities and develop other projects outside of your duties under this Letter and (y) make reference to yourself as a co-founder of the Company, the knot, the bump and/or the nest; subject at all times to your continued compliance with the Restrictive Covenants Agreement.

5.                  Withholding. The Company may withhold from any amounts payable to you such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. No additional deductions shall be made from such payments for any 401(k) plan or deferred compensation plan.

6.                  Governing Law. This Letter shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law rules. You and the Company hereby irrevocably consent to exclusive personal jurisdiction and venue in the state and federal courts in the State of New York, County of New York. For the purpose of any legal proceeding relating to or arising under this Release or relating to the termination of your employment with the Company, as contemplated under this Letter.

7.                  Entire Agreement. This Letter, together with the Release and the Restrictive Covenants Agreement, constitutes the entire understanding between you and the Company with respect to the subject matter hereof.

8.                  Amendments. The terms of this Letter may be changed, modified, or discharged only by an instrument in writing signed by the parties hereto.

9.                  Severability. If any section of this Letter is determined to be void, voidable, or unenforceable, it shall have no effect on the remainder of this Letter, which shall remain in full force and effect.

10.              No Assignment. This Letter may not be assigned by either party, and shall be binding on the parties and their successors.

11.              Counterparts. This Letter may executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

12.              Code Section 409A. The provisions of your Prior Agreement as set forth therein under the heading “Compliance With Section 409A of the Internal Revenue Code,” to the extent applicable to the provisions of this Letter, are incorporated by reference and made a part hereof.

[Signature Page Follows]

Very truly yours,

XO GROUP INC.

By:  /s/ Michael Steib

Name: Michael Steib
Title: Chief Executive Officer

Accepted and agreed:

/s/ David Liu____________________
David Liu

[Signature Page to Liu Separation Letter]

Exhibit 1

Form of Release

RELEASE

This release (this “Release”) is being delivered by you pursuant to the letter agreement between you and XO Group Inc. (collectively with its current or future subsidiaries, affiliates, and/or successors, the “Company”) dated December 16, 2014 (the “Separation Letter”).

1.                  Termination of Employment. You acknowledge that your employment with the Company terminated effective as of the close of business on December 15, 2014 (the “Separation Date”). The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all employee benefit plans and programs sponsored by or through the Company and its partnerships, joint ventures, and related business entities, and with respect to each of them, their predecessors, successors and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”), except as otherwise provided herein, or under the terms of the benefit plans, or as required by law. As soon as practicable following the Separation Date, but in no event later than the time period required under applicable law, you will be paid for all of your earned but unpaid salary as of the Separation Date and for any business expenses incurred as of the Separation Date and properly submitted in accordance with Company policy. In addition, you may be entitled to continue medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the eligibility and other requirements of COBRA.

2.                  Severance Compensation. In consideration of your executing this Release and your satisfaction of such terms and conditions set forth herein and in the Separation Letter, the Company shall compensate you as described in paragraph 2(a) of the Separation Letter. As a condition to receiving such compensation, you must (a) complete an orderly, satisfactory and thorough turnover of all the Company’s files, data and information pertaining to all deals, business and financial models, data and tools you worked on while employed by the Company through the Separation Date (except for any information reasonably required for your to retain in order to perform your duties as identified in the Separation Letter, subject at all times to your continued compliance with your obligations to maintain all confidential information pursuant to the Separation Letter and the other agreements referenced therein) and (b) return to the Company all property in any form whatsoever (including but not limited to files, data, discs, drives, laptops, or any storage device for any data) containing information that pertains in any manner to the Company Entities’ business, whether stored on Company equipment or otherwise, which is or was under your custody or control. You hereby acknowledge and agree that, other than as specifically set forth in this Release, you are not due any compensation from the Company, including compensation for unpaid salary, bonus, unpaid commission, severance, accrued or unused vacation or sick time. You affirm that you have been provided with any and all leave requested under the Family and Medical Leave Act. You further affirm that you have disclosed to the Company any information you have concerning any conduct involving the Company, and any of its affiliates or any of their respective employees that you have any reason to believe may be fraudulent or unlawful.

3.                  Release of Claims. By signing this Release, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date hereof, including but not limited to claims for, under or based on:

(a)                any claims for wrongful termination, retaliation, detrimental reliance, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

(b)               any claims for the breach of any written, implied or oral contract between Employee and Company, including but not limited to any contract of employment or investment;

(c)                any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, marital status, or physical or mental disability or medical condition;

(d)               any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits (it being understood that the Company shall not contest your application for unemployment insurance or workers’ compensation benefits), or for the consideration being provided to you pursuant to paragraph 2 of this Release;

(e)                all claims that you have or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, the New York Labor Law, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New York State Human Rights Law, the New York Civil Rights Act, the New York Worker Adjustment and Retraining Notification Act, the New York Worker’s Compensation Retaliation Law, the New York City Administrative Code, including the New York City Human Rights Act, any and all New York “Whistleblower” statutes and laws, and any other state laws governing employee rights, as each of them has been or may be amended; and

(f)                any claims for attorneys’ fees, costs, disbursements or the like.

(g)               Notwithstanding the foregoing, the release set forth in this paragraph 3 shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date hereof and that are based on acts or omissions occurring after such date; (iii) claims for indemnification or contribution under any operative documents of the Company Entities, or claims for coverage under any directors and officers insurance policy applicable to you; (iv) claims under COBRA; (v) claims with respect to accrued, vested benefits or payments under any employee benefit or equity plan of the Company; and (vi) claims to enforce the terms of this Release.

4.                  Cooperation. You agree to make yourself reasonably available to cooperate with the Company’s and its attorneys’ reasonable requests for cooperation in connection with any matter that you worked on during your employment with the Company or with any investigation of any claims against the Company. You understand and agree that such reasonable cooperation may include, but shall not be limited to, making yourself available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into your possession. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation. Without limiting the generality of the foregoing, to the extent that the Company seeks your assistance, the Company will provide you with reasonable advance notice of its need for you and will coordinate with you the time and place at which your assistance will be provided with the goal of minimizing the impact of such assistance on any other pre-scheduled business or personal commitment that you may have. Further, the Company will reimburse you, in accordance with the Company’s policy, for all reasonable out-of-pocket travel and other expenses that you incur as a result of your cooperation pursuant to this paragraph 4, including reasonable attorneys’ fees, if necessary. Your cooperation described in this paragraph 4 shall be subject to the maintenance of the indemnification and directors’ and officers’ liability insurance policy described in your Separation Letter.

5.                  No Legal Action. You agree, to the maximum extent permitted by law, that you will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on your behalf, any action or proceeding of any kind (judicial or administrative) (on your own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency, or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company Entities with respect to any claim released pursuant to this Release. You also warrant and represent that as of the date you sign this Release, you have not taken or engaged in any of the acts described in the foregoing sentence. If, notwithstanding the foregoing promises, you violate this paragraph, you shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company Entities from and against any and all demands, assessments, judgments, reasonable costs, damages, losses and liabilities, and reasonable attorneys’ fees and other expenses which directly result from, or are incident to, such violation. Nothing in this Release shall be construed to prevent you from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency including EEOC, NLRB, and/or any state or local human rights agency, and/or responding as otherwise required by law. Nevertheless, by virtue of the foregoing, you have waived any relief available to you under any of the claims or causes of action waived and released pursuant to this Release. Nothing in this paragraph is intended or should be construed to apply to any legal action by you challenging the validity of this Release under the Older Workers Benefit Protection Act with respect to your release of claims under the ADEA.

6.                  Opportunity to Review. You are hereby advised to consult with an attorney prior to executing this Release. In that connection, you acknowledge that you have had the opportunity to review this Release and, specifically, the release set forth in paragraph 3, with an attorney of your choice prior to signing below. You also agree that you are under no obligation to consent to the release and that you have entered into this Release freely and voluntarily.

7.                  Time to Consider Release and Effective Date.

(a)                You are also advised that you have twenty-one (21) days from the date this Release is delivered to you within which to consider whether you will sign it; and that in the event you signed this Release prior to expiration of the 21st day, you did so of your own free will and not as a result of any duress or coercion.

(b)               If you sign this Release, you acknowledge that you understand that you may revoke this Release within seven (7) days after you have signed it by notifying the Company in writing that you have revoked this Release. Such notice shall be addressed to the Company’s General Counsel. This Release shall not be effective or enforceable in accordance with its terms until the seven (7) day revocation period has expired. If you do not timely revoke it, this Release shall become effective automatically upon the expiration of the revocation period (the “Effective Date”), which is the eighth (8th) calendar day after it is executed.

(c)                In the event that you do not accept this Release as set forth above, or in the event that you revoke this Release in the manner set forth above, the terms of this Release shall immediately become null and void and the Company will have no obligation to provide the payments and benefits set forth in paragraph 2 above.

8.                  Non-Admission. This Release shall not in any way be construed as an admission by the Company or the Employee of any liability for any reason, including, without limitation, based on any claim that the Company or the Employee has committed any wrongful or discriminatory act.

9.                  Non-Disclosure Agreement; Non-Disparagement.

(a)                You hereby acknowledge, reaffirm and ratify your continuing obligations to the Company pursuant to the Employee Non-Disclosure, Non-Competition and Invention Assignment Agreement (the “Non-Disclosure Agreement”).

(b)               You covenant and agree that you shall not during the twelve (12) months after the Separation Date (the “Non-disparagement Period”) make any communications with the intent to disparage the Company or interfere with the Company’s existing or prospective business relationships that, in each case, is intended to, or can reasonably be expected to, materially damage the Company. Notwithstanding the foregoing, nothing in this paragraph shall prevent you from (a) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (b) making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving the Separation Letter, including, but not limited to, the enforcement of this Release, or the Non-Disclosure Agreement, (ii) to the extent required by law or by any court, arbitrator, mediator or administrative, judicial or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (iii) making a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to your prior relationship with the Company, (iv) making any statements in the good faith performance of your duties to the Company, or (v) rebutting any statements made by the Company Entities or any of their subsidiaries or their respective officers, directors, employees or other service providers. In addition, during the Non-disparagement Period, the Company agrees that it will not, and it will instruct its senior executive officers and directors not to, make any communications with the intent to disparage or encourage or induce others to disparage you, provided, that the foregoing shall not prevent the Company or its officers, directors or employees from: (a) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (b) making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving the Separation, including, but not limited to, the enforcement of this Release, or the Non-Disclosure Agreement, (ii) to the extent required by law or by any court, arbitrator, mediator or administrative, judicial or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (iii) making a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to your prior relationship with the Company, or (iv) rebutting any statements made by you. For purposes of this paragraph 9, the term “disparage” includes, without limitation, comments or statements to the press or to any individual or entity with whom the Company or you have a business relationship, or any public statement, that in each case is intended to, or can be reasonably expected to, damage the Company or you in connection with your then current or future employment or business relationships.

The Company will make an internal and external announcement about your departure in a form satisfactory to you (and mutually agreed to by you and the Company in form, substance, and timing) that will be distributed by the Company (with drafts of such announcements attached hereto as Exhibit A). The internal announcement will be distributed on the Separation Date and will be in the form contained in that certain press release dated as of December 15, 2014, which release you and the Company mutually agreed upon prior to the Separation Date.

10.              Disclaimer. Nothing in this Release shall preclude you from responding truthfully to a valid subpoena, a request by a governmental agency in connection with any investigation it is conducting, or as otherwise required by law. You agree, however, that in the event you are subpoenaed in any legal proceeding to give testimony or produce documents that in any way relate to your employment with the Company you: (1) will provide prompt advance notice and a copy of any legal papers served on you to the Company’s General Counsel, except as otherwise prohibited by law, and (2) will, except as required by law, make no disclosure until the Company has had a reasonable opportunity to contest the disclosure, if it intends to do so.

11.              Remedies For Breach Of Material Provisions Of Release. Any breach of the terms of paragraphs 3, 4, 5, or 9 of this Release may constitute a material breach of this Release as to which the Company may seek all relief available under the law and in equity (including but not limited to repayment of the severance paid to you under this Release) in a court of competent jurisdiction. In addition, in the event of a material breach of paragraph 3, 4, 5, or 9 of this Release, or any of the provisions of the Non-Disclosure Agreement (which shall continue in effect), all obligations of the Company to make payments or provide benefits pursuant to this Release shall cease and become null and void.

12.              Choice of Law and Forum. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. You and the Company hereby irrevocably consent to exclusive personal jurisdiction and venue in the state and federal courts in the State of New York, County of New York, for the purpose of any legal proceeding relating to or arising under this Release or relating to the termination of your employment with the Company.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the 16th day of December, 2014.

CAUTION:

READ BEFORE SIGNING. THIS RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I HAVE READ ALL OF THIS RELEASE, INCLUDING, BUT NOT LIMITED TO, THE RELEASE IN PARAGRAPH 3. I UNDERSTAND ALL PARAGRAPHS CONTAINED IN THIS RELEASE. I STATE THAT I AM SIGNING THIS RELEASE AS MY OWN FREE ACT AND DEED.

_____________________________
David Liu

Dated: _______________________

-6-